Exhibit 99.1

MetroCorp Bancshares, Inc. Announces Third Quarter 2004 Financial Results

HOUSTON, TEXAS – (October 27, 2004) MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which through its subsidiary, MetroBank, N.A., provides community banking services in Houston and Dallas, today announced net income of $1.6 million for the third quarter 2004, up approximately $135,000 from the same quarter in 2003. Diluted earnings per share for the third quarter 2004 were $0.22, compared to $0.20 for the same quarter in 2003. Net income for the nine months ended September 30, 2003 was $6.3 million, up approximately $4.1 million from the same period in 2003. Diluted earnings per share for the nine months ended September 30, 2004 were $0.87, compared to $0.30 for the same period in 2003. The primary reason for the large increase in net income is lower loan loss provisions in 2004.

George Lee, President of MetroCorp Bancshares, Inc. and Chief Executive Officer of MetroBank, N.A., said, “MetroCorp is encouraged by the results from its 3rd Quarter 2004 earnings; the Company was able to achieve higher earnings compared to the 3rd Quarter 2003 while undergoing some restructuring of its organization. Excluding the increase in salaries and benefits expense due to an approximately $800,000 severance payment to a senior executive, the Company’s overall non-interest expense reduction is in line with our effort to improve the Company’s efficiency ratio. We are continuing to make improvements in our asset quality, and it is encouraging to see that our fundamental strategic changes are beginning to make a difference.”

Interest income and expense. Interest income for the three months ended September 30, 2004 was $11.5 million, up approximately $689,000 or 6.3% from $10.9 million for the same quarter in 2003. The higher interest income in the third quarter 2004, compared to the same quarter in 2003, was primarily the result of an increase in average earning assets and an increase in the yield on earning assets. Average interest-bearing liabilities were also up compared to the same period in 2003, but to a lesser extent than earning assets. The yield on average earning assets for the third quarter 2004 was 5.35% compared to 5.21% for the third quarter of 2003, an increase of 14 basis points. The increase in yield primarily reflects the impact of the Federal Reserve’s interest rate increases beginning in June of this year and the subsequent increases in the Prime lending rate. The majority of the Bank’s loan portfolio is variable and adjustable rate loans that benefit from increases in the prime rate.

Interest income for the nine months ended September 30, 2004 was $32.9 million, up approximately $275,000 or 0.8% compared to $32.6 million for the same period in 2003. The higher interest income for the nine months ended September 30, 2004, compared to the same period in 2003, was primarily the result of a 2.2% increase in average earning assets that was partially offset by a lower yield on earning assets. The yield on average earning assets for the nine months ended September 30, 2004 was 5.26% compared to 5.34% for the same period in 2003, a decrease of 8 basis points. Contractual payments and prepayments of higher yielding loans, and new loan volume originated at lower yields, contributed to the decline in the yield on

9600 Bellaire Boulevard * Suite 252 * P.O. Box 4760, Houston, Texas 77210-4760 * 713-776-3876

earning assets in the first six months of the year, as the benefits of the Prime lending rate increases were not experienced until the third quarter.

Interest expense for the three months ended September 30, 2004 was $2.9 million, down approximately $26,000 or 0.9% from $3.0 million for the same three months in 2003. The decrease in interest expense primarily reflected lower interest rates paid on interest-bearing liabilities. The benefit of a decrease in interest rates paid was partially offset by a 1.5% increase in average interest-bearing liabilities. The cost of average interest-bearing liabilities for the third quarter 2004 was 1.83% compared to 1.87% for the third quarter 2003, a decrease of 4 basis points, mainly due to CD’s renewing at lower rates.

Interest expense for the nine months ended September 30, 2004 was $8.1 million, down approximately $1.3 million or 13.3% from $9.4 million for the same period in 2003. Both the average balance and the rate paid on interest-bearing liabilities decreased compared to the same period in 2003. The cost of average interest-bearing liabilities for the nine months ended September 30, 2004 was 1.77% compared to 2.03% for the same period in 2003, a decrease of 26 basis points, mainly due to CD’s renewing at lower rates.

Net interest income before the provision for loan losses for the three months ended September 30, 2004 was $8.6 million, up approximately $715,000 or 9.0% from $7.9 million for the same three months in 2003. Net interest income before the provision for loan losses for the nine months ended September 30, 2004 was $24.7 million, up approximately $1.5 million or 6.6% from $23.2 million for the same period in 2003.

The net interest margin for the three months ended September 30, 2004 was 3.99%, up 20 basis points from 3.79% for the same period in 2003 and was primarily the result of an increase in the yield on earning assets of 14 basis points and a decrease in the cost of earning assets of 6 basis points.

The net interest margin for the nine months ended September 30, 2004 was 3.96%, up 16 basis points from 3.80% for the same period in 2003, and was primarily the result of a decrease in the cost of earning assets of 24 basis points offset by a decrease in the yield on earning assets of 8 basis points.

Non-interest income and expense. Non-interest income for the three months ended September 30, 2004 was $1.8 million, down approximately $340,000 or 16.1% compared to the same three months in 2003 primarily due to decreases in service fees and gains on sale of loans.

Non-interest income for the nine months ended September 30, 2004 was $7.2 million, up approximately $451,000 or 6.7% compared to the same period in 2003. Service fees were down approximately $286,000 offset by an $847,000 increase in income from foreclosed assets.

Non-interest expense for the three months ended September 30, 2004 was $7.8 million, up approximately $406,000 or 5.5% compared to $7.4 million for the same period in 2003. Salaries and benefits expense for the three months ended September 30, 2004, compared to the same period in 2003, was up $1.3 million from $3.5 million. The increase in salary and benefit expense was primarily a result of approximately $800,000 severance payment to a senior executive. Occupancy and equipment expense for the three months ended September 30, 2004 was up approximately $42,000 compared to the same period 2003, with the increase primarily the result of additional leased office space. Other non-interest expense for the three months ended September 30, 2004 compared to the same period in 2003 was down approximately

9600 Bellaire Boulevard * Suite 252 * P.O. Box 4760, Houston, Texas 77210-4760 * 713-776-3876

$942,000 from $2.5 million, primarily due to a lower of cost or market adjustment on loans held-for-sale that occurred during the third quarter of 2003.

Non-interest expense for the nine months ended September 30, 2004 was $21.7 million, up $142,000 or 0.7% compared with $21.5 million for the same period in 2003. Salaries and benefits expense for the nine months ended September 30, 2004, compared to the same period in 2003, was up $1.8 million from $10.5 million. The increase in salary and benefit expense was primarily a result of approximately $800,000 severance payment to a senior executive. Occupancy and equipment expense for the nine months ended September 30, 2004 was up approximately $173,000 from $4.0 million in the same period 2003, and was primarily the result of additional leased office space. Other non-interest expense for the nine months ended September 30, 2004 compared to the same period in 2003 was down approximately $1.9 million from $7.0 million primarily due to a lower of cost or market adjustment on loans held-for-sale.

Provision for loan losses and asset quality. The provision for loan losses for the three months ended September 30, 2004 was $215,000, down from $575,000 in the same period in 2003. The provision for loan losses for the nine months ended September 30, 2004 was $1.1 million, down from $5.4 million from the same period in 2003. The decrease in the provision for loan losses for both periods was due to reductions in non- performing loans. The allowance for loan losses as a percent of total loans at September 30, 2004 and December 31, 2003 was 1.92% and 1.88%, respectively.

Net charge-offs for the three months ended September 30, 2004 were $168,000 compared to $343,000 for the same period in 2003. Net charge-offs for the nine months ended September 30, 2004 were $433,000 compared to $5.4 million for the same period in 2003.

Total nonperforming assets at September 30, 2004 were $19.9 million, compared to $28.3 million at December 31, 2003. As of September 30, 2004, non-performing assets primarily consisted of $18.6 million in non-accrual loans, $330,000 in accruing loans that were 90 days or more past due, and $890,000 in other real estate. Net nonperforming assets, which are total nonperforming assets net of the portion of loans guaranteed by the SBA, EX-IM BANK, or the OCCGF, at September 30, 2004, were $16.7 million, compared to $25.0 million at December 31, 2003. Approximately $13.1 million or 78.4% of the net nonperforming assets at September 30, 2004 were loans collateralized by real estate. While future deterioration in the loan portfolio is possible, management has continued its risk assessment and resolution program.

Management conference call. On Thursday, October 28, 2004 the Company will hold a conference call at 9:30 a.m. Central (10:30 a.m. Eastern) to discuss the third quarter 2004 results. A brief management presentation will be followed by a question and answer period. To participate by phone, dial 1.800.915.4836 ten minutes before the call and ask for the MetroCorp conference. The call will be webcast by CCBN and can be accessed at MetroCorp’s web site at www.metrobank-na.com. The webcast will be distributed over CCBN’s Investor Distribution Network. Individual investors can listen through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in the network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents, at www.streetevents.com. A digital replay will be available an hour after the call. It can be accessed until November 30, 2004 at www.metrobank-na.com by clicking the web cast link.

MetroCorp Bancshares, Inc., with $896.2 million in assets, provides a full range of commercial and consumer banking services through its wholly owned subsidiary, MetroBank, N.A. The Company has 13 full-service banking

9600 Bellaire Boulevard * Suite 252 * P.O. Box 4760, Houston, Texas 77210-4760 * 713-776-3876

locations in the greater Houston and Dallas metropolitan areas. For more information, visit the Company’s Web site at www.metrobank-na.com.

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe MetroCorp’s future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond MetroCorp’s control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets MetroCorp serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce MetroCorp’s net interest margin; (3) changes in management’s assumptions regarding of the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; and (7) the Company’s ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in MetroCorp’s reports and other documents filed with the Securities and Exchange Commission.

Contact:
MetroCorp Bancshares, Inc., Houston
George Lee, President, (713) 776-3506

9600 Bellaire Boulevard * Suite 252 * P.O. Box 4760, Houston, Texas 77210-4760 * 713-776-3876

MetroCorp Bancshares, Inc.
(In thousands, except share amounts)
(Unaudited)

	September 30,	December 31,	Change
	2004	2003	%
Consolidated Balance Sheet
Assets
Cash and cash equivalents:
Cash and due from banks	$23,612	$26,347	(10.4)
Federal funds sold and other temporary investments	9,518	10,580	(10.0)

Total cash and cash equivalents	33,130	36,927	(10.3)
Investment securities available-for-sale	282,558	257,064	9.9
Other investments	5,778	5,200	11.1
Loans, held-for-investment, net	552,408	540,658	2.2
Loans, held-for-sale, net	2,866	6,030	(52.5)
Premises and equipment, net	6,431	5,674	13.3
Accrued interest receivable	3,076	3,452	(10.9)
Defered tax asset	5,168	4,664	10.8
Customers’ liability on acceptances	2,511	3,352	(25.1)
Foreclosed assets, net	890	2,585	(65.6)
Other assets	1,386	1,410	(1.7)

Total assets	$896,202	$867,016	3.4

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$168,412	$169,097	(0.4)
Interest-bearing	573,459	555,844	3.2

Total deposits	741,871	724,941	2.3
Other borrowings	60,875	54,173	12.4
Accrued interest payable	568	567	0.2
Acceptances outstanding	2,511	3,352	(25.1)
Other liabilities	6,683	5,610	19.1

Total liabilities	812,508	788,643	3.0
Shareholders’ Equity:
Preferred stock, $1.00 par value, 2,000,000 shares authorized; none of which are issued and outstanding	—	—	—
Common stock, $1.00 par value, 20,000,000 shares authorized; 7,312,627 shares and 7,306,627 shares are issued and 7,181,437 shares and 7,156,689 shares are outstanding at September 30, 2004 and December 31, 2003, respectively	7,313	7,307	0.1
Additional paid-in-capital	27,792	27,620	0.6
Retained earnings	49,088	44,105	11.3
Accumulated other comprehensive income	683	671	1.8
Treasury stock, at cost	(1,182)	(1,330)	(11.1)

Total shareholders’ equity	83,694	78,373	6.8

Total liabilities and shareholders’ equity	$896,202	$867,016	3.4

Nonperforming Assets and Asset Quality Ratios
Nonaccrual loans	$18,644	$25,442	(26.7)
Accruing loans 90 days or more past due	330	264	25.0
Other real estate (“ORE”)	890	2,585	(65.6)
Other assets repossessed (“OAR”)	—	—	—

Total nonperforming assets	19,864	28,291	(29.8)
Less nonperforming loans guaranteed by the SBA, Ex-Im Bank, or the OCCGF	(3,187)	(3,323)	(4.1)

Net nonperforming assets	$16,677	$24,968	(33.2)

Net nonperforming assets to total assets	1.86%	2.88%	(35.4)
Net nonperforming assets to total loans and ORE/OAR	2.94%	4.46%	(34.1)
Allowance for loan losses to total loans	1.92%	1.88%	2.2
Allowance for loan losses to net nonperforming loans	68.70%	46.68%	47.2
Net loan charge-offs to total loans	0.08%	0.97%	(92.1)
Net loan charge-offs	$433	$5,392	(92.0)
Total loans to total deposits	76.31%	76.85%	(0.7)

MetroCorp Bancshares, Inc.
(In thousands, except per share amounts)
(Unaudited)

	As of or for the Three Months			As of or for the Nine Months
	ended September 30,		Change	ended September 30,		Change
	2004	2003	%	2004	2003	%
Average Balance Sheet Data
Total assets	$895,554	$864,184	3.6	$871,079	$850,869	2.4
Securities	285,890	249,579	14.5	261,866	245,620	6.6
Total loans	559,703	557,385	0.4	559,430	550,794	1.6
Allowance for loan losses	(11,183)	(10,530)	6.2	(10,904)	(10,581)	3.1
Net loans	548,520	546,855	0.3	548,526	540,213	1.5
Total deposits	736,077	724,372	1.6	719,706	704,783	2.1
FHLB and other borrowings	69,750	56,697	23.0	64,703	62,166	4.1
Total shareholders’ equity	81,460	75,664	7.7	79,428	76,416	3.9
Income Statement Data
Interest income:
Loans	$8,649	$8,894	(2.8)	$25,108	$26,375	(4.8)
Investment securities:
Taxable	2,611	1,650	58.2	6,922	5,242	32.0
Tax-exempt	227	248	(8.5)	693	762	(9.1)
Federal funds sold and other temporary investments	62	68	(8.8)	152	221	(31.2)

Total interest income	11,549	10,860	6.3	32,875	32,600	0.8
Interest expense:
Time deposits	2,087	2,219	(5.9)	5,838	6,922	(15.7)
Demand and savings deposits	345	299	15.4	935	1,055	(11.4)
Other borrowings	498	438	13.7	1,374	1,417	(3.0)

Total interest expense	2,930	2,956	(0.9)	8,147	9,394	(13.3)
Net interest income	8,619	7,904	9.0	24,728	23,206	6.6
Provision for loan losses	215	575	(62.6)	1,065	5,390	(80.2)

Net interest income after provision for loan losses	8,404	7,329	14.7	23,663	17,816	32.8
Noninterest income:
Service fees	1,795	1,999	(10.2)	5,697	5,983	(4.8)
Other noninterest income	(26)	110	(123.6)	1,479	742	99.3

Total noninterest income	1,769	2,109	(16.1)	7,176	6,725	6.7
Noninterest expense:
Salaries and employee benefits	4,800	3,494	37.4	12,313	10,549	16.7
Occupancy and equipment	1,412	1,370	3.1	4,242	3,969	6.9
Other noninterest expense	1,595	2,537	(37.1)	5,122	7,017	(27.0)

Total noninterest expense	7,807	7,401	5.5	21,677	21,535	0.7
Income before provision for income taxes	2,366	2,037	16.2	9,162	3,006	204.8
Provision for income taxes	762	568	34.2	2,888	818	253.1

Net income	$1,604	$1,469	9.2	$6,274	$2,188	186.7

Per Share Data
Earnings per share — basic	$0.22	$0.21	8.5	$0.87	$0.31	182.6
Earnings per share — diluted	0.22	0.20	8.9	0.87	0.30	184.9
Weighted average shares outstanding:
Basic	7,180	7,132	0.7	7,171	7,067	1.5
Diluted	7,235	7,215	0.3	7,250	7,203	0.7
Dividends per common share	$0.06	$0.06	—	$0.06	$0.06	—
Performance Ratio Data
Return on average assets	0.71%	0.67%	5.7	0.96%	0.34%	179.8
Return on average shareholders’ equity	7.83%	7.70%	1.7	10.55%	3.83%	175.6
Net interest margin	3.99%	3.79%	5.3	3.96%	3.80%	4.2
Efficiency ratio	75.15%	73.91%	1.7	67.94%	71.95%	(5.6)
Equity to assets				9.34%	9.04%	3.3
Bank Capital Ratio Data
Tier I capital				12.79%	11.99%	6.7
Total capital (tier I & II)				14.05%	13.25%	6.0
Leverage (Regulatory)	9.04%	8.27%	9.3	9.29%	8.40%	10.6